EXHIBIT 99.1

Emclaire Financial Corp Reports Fourth Quarter and Annual Earnings for 2016; Announces Annual Meeting Date

EMLENTON, Pa., Jan. 27, 2017 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income available to common stockholders of $1.2 million, or $0.55 per diluted common share for the three months ended December 31, 2016, an increase of $271,000, or 29.2%, from $925,000, or $0.43 per diluted common share, reported for the same period in 2015.  Consolidated net income available to common stockholders for the year ended December 31, 2016 was $4.0 million, or $1.85 per diluted common share compared to $4.1 million, or $2.05 per diluted common share, reported for 2015.

The increase in net income available to common stockholders for the three months ended December 31, 2016 compared to the same period in 2015 primarily resulted from an increase in net interest income of $622,000 and a decrease in the provision for loan losses of $119,000, partially offset by a decrease in noninterest income of $166,000 and increases in noninterest expense and the provision for income taxes of $200,000 and $104,000, respectively.

The decrease in net income available to common stockholders for the year ended December 31, 2016 was primarily driven by increases in noninterest expense, including $401,000 in acquisition costs, the provision for income taxes and the provision for loan losses and a decrease in noninterest income, partially offset by an increase in net interest income and a decrease in preferred stock dividends.  Contributing to the decrease in earnings per common share for 2016 compared to 2015 was the additional shares issued in the second quarter of 2015 as a result of the successful private placement common stock offering, which raised $8.2 million in new equity capital.  The Corporation realized a return on average assets of 0.60% and a return on average common equity of 7.32% for 2016, compared to 0.70% and 8.34%, respectively, reported for 2015.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “The Board of Directors, management and I are pleased to report strong earnings for Emclaire Financial Corp.  We are proud of the achievements that we made in 2016, including our entrance into the Allegheny County, Pennsylvania market through the successful acquisition and integration of United-American Savings Bank (UASB) in April 2016 and the opening of our 17th full-service office in Aspinwall, Pennsylvania in August 2016, while managing expenses and maintaining strong asset quality.  We remain focused on sustaining a sound capital base while providing an attractive return to our shareholders to be positioned for future profitable growth.”

2016 OPERATING RESULTS OVERVIEW

Net income available to common stockholders decreased $93,000, or 2.3%, to $4.0 million or $1.85 per diluted common share for the year ended December 31, 2016, compared to $4.1 million or $2.05 per diluted common share for 2015.  The decrease primarily resulted from increases in noninterest expense, the provision for income taxes and the provision for loan losses of $1.3 million, $107,000 and $83,000, respectively, and a $439,000 decrease in noninterest income, partially offset by an increase in net interest income of $1.7 million and a decrease in preferred stock dividends of $75,000.

Net interest income increased $1.7 million, or 9.8%, to $19.5 million for the year ended December 31, 2016 from $17.7 million in 2015.  The increase in net interest income resulted from an increase in interest income of $2.8 million, or 13.8%, resulting from an $84.4 million increase in the average balance of loans.  Partially offsetting the increase in interest income, interest expense increased $1.1 million, or 39.2%, as the Corporation’s average balance of interest-bearing deposits and borrowed funds increased $52.5 million and $16.0 million, respectively.  The increases in the Corporation’s interest-earning assets and interest-bearing liabilities includes the impact of the aforementioned acquisition of UASB, which added $66.1 million in loans and $72.7 million in deposits.

The provision for loan losses increased $83,000, or 21.8%, to $464,000 for the year ended December 31, 2016 from $381,000 in 2015.  This increase resulted from general growth in the Corporation’s loan portfolio.

Noninterest income decreased $439,000, or 10.7%, to $3.7 million for the year ended December 31, 2016 from $4.1 million in 2015.  The decrease primarily resulted from a $772,000 decrease in net gains on the sale of securities.  In 2016, the Corporation realized securities gains of $82,000, compared to $854,000 of securities gains recognized during 2015, of which $298,000 related to the sale of community bank stock and $556,000 related to the sale of securities to accommodate loan growth.  Additionally, the Corporation recognized $119,000 in gains on loans sold to the Federal Home Loan Bank during 2016.  Absent these security and loan sale gains, noninterest income would have increased $214,000, or 6.6%, to $3.5 million for the year ended December 31, 2016 from $3.2 million in 2015 due to increases in customer service fees and other noninterest income of $139,000 and $65,000, respectively.

Noninterest expense increased $1.3 million, or 7.9%, to $17.4 million for the year ended December 31, 2016 from $16.2 million in 2015.  The increase related to increases in compensation and benefits, other noninterest expense, acquisition costs, premises and equipment, professional fees, federal deposit insurance and intangible asset amortization of $407,000, $269,000, $267,000, $198,000, $60,000, $40,000 and $31,000, respectively.  These increases in expenses were primarily related to the acquisition of UASB and the operation of the two new full-service banking offices.  Acquisition costs related to UASB totaled $401,000 for 2016, compared to $134,000 during 2015.  Total noninterest expense associated with our investment in the new branches totaled $589,000 for the year ended December 31, 2016.

The provision for income taxes increased $107,000, or 9.4%, to $1.2 million for the year ended December 31, 2016 from $1.1 million in 2015.  This increase related to an increase in the Corporation’s effective tax rate to 23.8% for 2016 from 21.5% in 2015 due to certain nondeductible acquisition costs.

Preferred stock dividends decreased $75,000 for the year ended December 31, 2016, resulting from the September 2015 redemption of the remaining $5.0 million in outstanding preferred shares issued to the U.S. Treasury under the Small Business Lending Fund program.

FOURTH QUARTER OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $271,000, or 29.2%, to $1.2 million or $0.55 per diluted common share for the quarter ended December 31, 2016 compared to $925,000 or $0.43 per diluted common share for the same period in 2015.  This increase in net income available to common stockholders primarily related to an increase in net interest income of $622,000 and a decrease in the provision for loan losses of $119,000, partially offset by a decrease in noninterest income of $166,000 and increases in noninterest expense and the provision for income taxes of $200,000 and $104,000, respectively.  The increase in net interest income resulted from a $922,000 increase in interest income, partially offset by a $300,000 increase in interest expense.  The decrease in the provision for loan losses resulted from the repayment of certain problem loans during the quarter.  The decrease in noninterest income resulted primarily from a decrease in net gains on securities as the Corporation sold securities to accommodate loan growth during the fourth quarter of 2015.  The increase in noninterest expense was primarily due to costs associated with operating two new full-service banking offices.

The Corporation realized an annualized return on average assets and common equity of 0.69% and 8.66%, respectively, for the three months ended December 31, 2016, compared to 0.62% and 6.88%, respectively, for the same period in 2015.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $91.5 million, or 15.2%, to $692.1 million at December 31, 2016 from $600.6 million at December 31, 2015.  Asset growth was driven by increases in net loans receivable and cash and equivalents of $85.5 million and $6.0 million, respectively, partially offset by a decrease in investment securities of $11.4 million.  Liabilities increased $90.3 million, or 16.5%, to $638.1 million at December 31, 2016 from $547.8 million at December 31, 2015 due to an increase in customer deposits of $95.1 million, partially offset by a decrease in borrowed funds of $5.3 million.  Loans and deposits acquired from UASB totaled $66.1 million and $72.7 million, respectively at the time of acquisition in April 2016.

Total nonperforming assets remained modest at $3.3 million, or 0.52% of total assets at December 31, 2016 compared to $3.2 million, or 0.54% of total assets at December 31, 2015.

Stockholders’ equity increased $1.2 million, or 2.3%, to $54.1 million at December 31, 2016 from $52.8 million at December 31, 2015.  This resulted primarily from a $1.8 million increase in retained earnings as a result of $4.0 million of net income offset by $2.2 million of common dividends paid and a $729,000 decrease in accumulated other comprehensive income.  The Corporation remains well capitalized and is positioned for continued growth with total stockholders’ equity at 7.8% of total assets.  Tangible book value per common share was $20.08 at December 31, 2016, compared to $22.67 at December 31, 2015.

ANNUAL SHAREHOLDER MEETING

In addition to reporting earnings, the Corporation announced that the annual meeting of shareholders will be held on Wednesday, April 26, 2017 at 9:00 a.m. at the main office of The Farmers National Bank of Emlenton, in Emlenton, Pennsylvania.  The voting record date for the purpose of determining stockholders eligible to vote on proposals presented at the annual meeting will be March 1, 2017.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 17 full service banking offices in Venango, Allegheny, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania.  The Corporation’s common stock is quoted on and traded through the NASDAQ Capital Market under the symbol “EMCF”.  For more information, visit the Corporation’s website at “www.emclairefinancial.com”.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Year ended
	ended December 31,		December 31,
	2016	2015	2016	2015

Interest income	$6,107	$5,185	$23,425	$20,582
Interest expense	1,008	708	3,945	2,835
Net interest income	5,099	4,477	19,480	17,747
Provision for (recovery of) loan losses	(6)	113	464	381
Noninterest income	921	1,087	3,655	4,094
Noninterest expense	4,462	4,262	17,437	16,165
Income before provision for income taxes	1,564	1,189	5,234	5,295
Provision for income taxes	368	264	1,248	1,141
Net income	1,196	925	3,986	4,154
Accumulated preferred stock dividends	-	-	-	75
Net income available to common stockholders	$1,196	$925	$3,986	$4,079

Basic earnings per common share	$0.56	$0.43	$1.86	$2.06
Diluted earnings per common share	$0.55	$0.43	$1.85	$2.05
Dividends per common share	$0.26	$0.24	$1.04	$0.96

Return on average assets (1)	0.69%	0.62%	0.60%	0.70%
Return on average equity (1)	8.66%	6.88%	7.32%	7.89%
Return on average common equity (1)	8.66%	6.88%	7.32%	8.34%
Yield on average interest-earning assets	3.88%	3.85%	3.86%	3.84%
Cost of average interest-bearing liabilities	0.80%	0.68%	0.82%	0.69%
Cost of funds	0.64%	0.53%	0.65%	0.53%
Net interest margin	3.26%	3.34%	3.23%	3.33%
Efficiency ratio	71.41%	77.47%	72.78%	73.67%
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(1) Returns are annualized for the three month periods ended December 31, 2016 and 2015.

CONSOLIDATED BALANCE SHEET DATA:		As of	As of
		12/31/2016	12/31/2015

Total assets		$692,135	$600,595
Cash and equivalents		17,568	11,546
Securities		101,560	112,981
Loans, net		515,435	429,891
Deposits		584,940	489,887
Borrowed funds		44,000	49,250
Stockholders' equity		54,073	52,839

Book value per common share		$25.12	$24.64
Tangible book value per common share		$20.08	$22.67

Net loans to deposits		88.13%	87.75%
Allowance for loan losses to total loans		1.06%	1.20%
Nonperforming assets to total assets		0.52%	0.54%
Earning assets to total assets		93.52%	93.52%
Stockholders' equity to total assets		7.81%	8.80%
Shares of common stock outstanding		2,152,358	2,144,808

CONTACT:

William C. Marsh

Chairman, President and
Chief Executive Officer
Phone: (844) 800-2193
Email:  investor.relations@farmersnb.com